Cross-Asset Solutions BMO Capital Markets

# NEW ISSUE:
# *Bank of Montreal's Market Linked Notes*
# Linked to a Basket of Two Indices

SEC File No. 333-285508 | June 05, 2025

## NOTE INFORMATION

| | |
|---|---|
| **Issuer:** | Bank of Montreal |
| **Minimum Investment:** | $1,000 (and $1,000 increments thereafter) |
| **Issue:** | ELN-4371 |
| **CUSIP:** | 06376EGP1 |
| **Term:** | Approximately 3 years |

## DATES

| | |
|---|---|
| **Offering Period Closes:** | June 05, 2025 |
| **Pricing Date:** | On or about June 05, 2025 |
| **Settlement Date:** | On or about June 10, 2025 |
| **Valuation Date:** | On or about June 05, 2028 |
| **Maturity Date:** | On or about June 08, 2028 |

## REFERENCE ASSET

The Reference Asset is an equally weighted basket consisting of the following indices (the "Basket" and the underlying indices, the "Basket Components"):

| Basket Component | Bloomberg Ticker | Weighting Percentage | Initial Basket Component Level* |
|---|---|---|---|
| The S&P 500® Index | SPX | 50.00% | |
| The EURO STOXX 50® Index | SX5E | 50.00% | |

* With respect to each Basket Component, its closing level on the Pricing Date.

## TERMS

**Automatic Redemption:** On June 05, 2026, if the closing level of the Basket is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Basket.

**Payment upon Automatic Redemption:** If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

**Observation Date, Call Settlement Date and Call Amount:**

| Observation Date | Call Amount (per Note) | Potential Call Settlement Date |
|---|---|---|
| June 05, 2025 | $72.00 | June 10, 2026 |

The Call Amount represents a return of approximately 7.20% per annum.

**Payment at Maturity:** If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Basket:

If the Final Level of the Basket is greater than or equal to its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + ($1,000 x Percentage Change x Upside Leverage Factor)

If the Final Level of the Basket is less than its Initial Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

**Upside Leverage Factor:** 100.00%

**Call Level:** 100.00, which is 100.00% of the Initial Level.

**Initial Level:** 100.00

**Final Level:** The Basket Closing Level on the Valuation Date.

**Basket Closing Level:** On any day, the Basket Closing Level will be calculated as (a) the Initial Level multiplied by (b) the sum of (i) 1 plus (ii) the sum of the products of each Component Change multiplied by its Weighting Percentage.

**Percentage Change:** The Percentage Change of the Basket, expressed as a percentage, is calculated using the following formula:

(Final Level – Initial Level) / Initial Level

**Component Change:** With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula:

(Basket Component Level - Initial Basket Component Level) / Initial Basket Component Level

**Basket Component Level:** On any trading day during the term of the notes, with respect to each Basket Component, its closing price on such day.

## INVESTMENT OBJECTIVE

The objective of the notes is to provide clients the potential for participation in any upside performance of the Basket, while offering downside protection. As such, the notes may be suitable for investors with a bullish view of the Basket over the term of the notes. The performance of the notes may not be consistent with the investment objective.

*Please see page 3 for additional information about the terms included on this cover page and on page 2, and how your investment may be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (see hyperlink below).*

1

*This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, the pricing supplement dated June 04, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025.*

2 The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. • Your notes are subject to automatic early redemption. • If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Basket. • If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • Owning the notes is not the same as a hypothetical direct investment in the Basket or owning a security directly linked to the Basket or Basket Components. • You will not have any shareholder rights and will have no right to receive any shares of any company included in a Basket Component at maturity. • We have no affiliation with any index sponsor of any Basket Component and will not be responsible for any index sponsor's actions. • You must rely on your own evaluation of the merits of an investment linked to the Basket. • Your investment is subject to the credit risk of Bank of Montreal. • Our or more of our or their affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public. • Our initial estimated value does not represent any future value of the notes and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • The notes will not be listed on any securities exchange. We or one or more of our affiliates may offer to purchase the notes in the secondary market, but none of us or any of our affiliates are required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We or any of our affiliates have carried out or may carry out hedging activities related to the notes that could adversely affect the payment on the notes. • An investment in the notes is subject to risks associated with foreign securities markets. • An investment in the notes is subject to foreign currency exchange risks. Selected Risk Considerations:

Cross-Asset Solutions BMO Capital Markets

## Hypothetical Calculations for the Payment at Maturity:

**Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes**

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Upside Leverage Factor of 100.00%, a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose some or all of the principal amount at maturity.

These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes.

| Hypothetical Final Level of the Basket | Hypothetical Final Level of the Basket Expressed as a Percentage of the Initial Level | Hypothetical Payment at Maturity | Hypothetical Return on the Notes |
|---|---|---|---|
| 200.00 | 200.00% | $2,000.00 | 100.00% |
| 180.00 | 180.00% | $1,800.00 | 80.00% |
| 160.00 | 160.00% | $1,600.00 | 60.00% |
| 140.00 | 140.00% | $1,400.00 | 40.00% |
| 120.00 | 120.00% | $1,200.00 | 20.00% |
| 100.00 | 100.00% | $1,000.00 | 0.00% |
| 90.00 | 90.00% | $1,000.00 | 0.00% |
| 80.00 | 80.00% | $1,000.00 | 0.00% |
| 60.00 | 60.00% | $1,000.00 | 0.00% |
| 40.00 | 40.00% | $1,000.00 | 0.00% |
| 20.00 | 20.00% | $1,000.00 | 0.00% |
| 10.00 | 10.00% | $1,000.00 | 0.00% |
| 0.00 | 0.00% | $1,000.00 | 0.00% |

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Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated June 04, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated June 04, 2025: https://www.sec.gov/Archives/edgar/data/927971/000183988225032432/bmo4371_fwp - 17459.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm • Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4